Exhibit 99.1
Veritas Capital Completes Acquisition of Cambium Learning Group
DALLAS, December 18, 2018 (BUSINESS WIRE) -- Cambium Learning® Group, Inc. (“Cambium” or the “Company”), a leading educational technology solutions company committed to helping all students reach their full potential, announced today that it has completed its previously announced sale to certain affiliates of Veritas Capital, a leading private equity investment firm.
The Company also completed its previously announced acquisition of VKIDZ Holdings Inc. (“VKidz”), an award winning edtech company dedicated to helping deliver the best education to students using digital solutions.
“We are excited to welcome the Cambium management team and employees and look forward to supporting their many growth opportunities ahead,” said Ramzi Musallam, CEO and Managing Partner of Veritas Capital. “The education technology space is a key focus area for Veritas, and we believe our partnership with Cambium will accelerate the company’s mission of improving outcomes for districts, educators, students and parents.”
John Campbell, Chief Executive Officer of the Company commented, “We are thrilled to partner with Veritas Capital as we embark on the next chapter of our long-term growth. I am proud of the transformation we have accomplished at Cambium as we continue to improve our product suite in terms of technology, efficacy, and engagement. We look forward to helping even more students with the addition of VKidz.”
“It has been our pleasure to work with John and the world-class team at Cambium,” said David Bainbridge, Managing Director of Veronis Suhler Stevenson (“VSS”), an affiliate of the former majority stockholder of the Company. “Since our investment, we have partnered with management to invest in new technology, execute strategic acquisitions, and implement initiatives to accelerate the Company’s growth, and are proud of the progress the Company has made in transitioning to a digital subscription business. We thank Cambium’s leadership and employees for their tremendous efforts and collaboration over the years and wish them well in their next phase of growth.”
Cambium Learning® Group’s stock will cease trading on the NASDAQ under the ticker symbol ABCD effective today.
Macquarie Capital acted as the Company’s financial advisor and Lowenstein Sandler LLP acted as the Company’s legal counsel in connection with the transactions.
Schulte Roth & Zabel LLP acted as Veritas Capital’s legal counsel in connection with the transactions.

About Cambium Learning Group
Cambium Learning® Group, Inc. is an award-winning educational technology solutions leader dedicated to helping all students reach their potential through individualized and differentiated instruction. Using a research-based, personalized approach, Cambium Learning Group, Inc. delivers SaaS resources and instructional products that engage students and support teachers in fun, positive, safe and scalable environments. These solutions are provided through Learning A-Z® (online differentiated instruction for elementary school reading, writing and science), ExploreLearning® (online interactive math and science simulations and a math fact fluency solution) and Voyager Sopris Learning® (blended solutions that accelerate struggling learners to achieve in literacy and math and professional development for teachers). We believe that every student has unlimited potential, that teachers matter, and that data, instruction, and practice are the keys to success in the classroom and beyond. Come learn with us at www.cambiumlearning.com.
About Veritas Capital
Veritas Capital is a leading private equity firm that invests in companies that provide critical products and services, primarily technology and technology-enabled solutions, to government and commercial customers worldwide, including those operating in the aerospace & defense, healthcare, technology, national security, communications, energy, government services and education industries. Veritas seeks to create value by strategically transforming the companies in which it invests through organic and inorganic means. For more information on Veritas Capital and its current and past investments, visit www.veritascapital.com.
About VSS
Veronis Suhler Stevenson (www.vss.com) is a private investment firm that invests in the information, education, healthcare, and tech-enabled business services industries. VSS provides capital for growth financings, recapitalizations, strategic acquisitions and buyouts to lower middle market companies and management teams with the goal of building companies organically as well as through a focused add-on acquisition program. VSS makes privately-negotiated investments across the capital structure and invests in situations requiring control or non-control equity, mezzanine securities and structured equity securities.
Media Contacts:

Cambium Learning Group, Inc.
Barbara Benson
investorrelations@cambiumlearning.com
or
Jody Burfening/Carolyn Capaccio

LHA
212.838.3777
ccapaccio@lhai.com

Veritas Capital
Andrew Cole/David Millar/Julie Rudnick
Sard Verbinnen & Co
212.687.8080
VeritasCapital-SVC@sardverb.com